Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (this “Agreement”) is hereby entered into by and between Wladimir Hogenhuis, M.D., an individual (the “Employee”), and Ultragenyx Pharmaceutical Inc., on behalf of itself and all of its affiliated entities (collectively, the “Company”).

1.Effective Date.  Except as otherwise provided herein, this Agreement shall be effective on the eighth calendar day after it has been executed by both of the parties (the “Effective Date”), unless the Specified Sections (as defined in Section 13(c), below) have been timely and properly revoked as provided in Section 13(c) before the Effective Date.

2.Resignation of Employment; Paid Administrative Leave.  The Employee has been employed by the Company as its Chief Operations Officer (“COO”) on an at-will basis pursuant to the employment offer letter signed by the Employee on August 3, 2018 (the “Employment Agreement”).  The Employee resigned his employment with the Company on November 20, 2019 (the “Resignation Date”), to be effective at the close of business on January 10, 2020 (the “Separation Date”).  The Employee acknowledges that that his active employment with the Company irrevocably and forever ended on the Resignation Date and will not be resumed at any time, and that he will have no duties and will be on a paid administrative leave until the Separation Date. The parties hereto agree that the Employment Agreement shall be terminated as of the Separation Date.

3.Continuation of Benefits After the Separation Date.  The Employee’s coverage under the Company’s health care benefits plans will end on the Separation Date, but the Employee shall have the right to continue his group health benefits coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).  Except as expressly provided in this Agreement or in the plan documents governing the Company’s employee benefit plans, after the Separation Date, the Employee will no longer be eligible for, receive, accrue, or participate in any benefits or benefit plans provided by the Company, including, without limitation, the Company’s 401(k) retirement plan; provided, however, that nothing in this Agreement shall waive the Employee’s right to any vested amounts in the Company’s 401(k) retirement plan, which amounts shall be handled as provided in the applicable plan documents.

4.Final Wages.  The Company will timely pay the Employee the unpaid portion of his annual salary earned through the Separation Date by having a check for that amount available for pick-up by sending it to the Employee by overnight mail or direct deposit transfer on that date.

5.Severance Payments.  In return for the Employee’s promises in this Agreement, the Company will provide the Employee with severance payments, as follows:

(a)The amount of $519,021, which is equal to 100% of the Employee’s annual base salary in effect as of the date of the Separation Date, less standard payroll deductions and withholdings (the “Salary Severance”). The Salary Severance will be paid in a single, lump-

sum payment on the first scheduled Company payroll date after the Separation Date, as long as this Agreement has become effective.

(b)An amount not to exceed $259,510, which is equal to Employee’s target bonus opportunity representing 50% of the Employee’s annual base salary (the “Bonus Severance,” and collectively with the Salary Severance, the “Severance Payments”), with the amount of the Bonus Severance to be determined based on the Company’s actual results against the Company’s financial and other corporate goals of the Company’s bonus plan for fiscal year 2019 and provided that bonuses are awarded to other Company executives.  The Bonus Severance will be paid in a single, lump-sum payment at the same time that bonuses for the current fiscal year are paid to other executives, as long as this Agreement has become effective.

6.Stock Options, Restricted Stock Units and Performance Stock Units. As of the date of this Agreement, the Employee holds certain options (the “Options”) to purchase Company shares, shares of restricted stock units (the “RSUs”) and performance stock units (“PSUs”).  Any portion of the Options that have not vested as of the Separation Date shall not vest and will not be exercisable and any unvested RSUs and PSUs shall terminate and be forfeited as of the Separation Date.  Any vested Options and RSUs will, subject to this Agreement, be exercisable in accordance with the plan under which they were granted, and automatically will expire and be cancelled without consideration to the extent they are not exercised within the specified time period.

7.Waiver of Obligation to Repay Sign-On Bonus.  The Company shall forgive and waive the obligation of the Employee under the Employment Agreement to repay his sign-on bonus in the amount of $200,000 as a result of his resignation in less than twenty-four (24) months after his hire date.

8.Acknowledgement of Total Compensation and Indebtedness.  The Employee acknowledges and agrees that the cash payments in Sections 4 and 5 of this Agreement extinguish any and all obligations for monies, or other compensation or benefits that the Employee claims or could claim to have earned or claims or could claim is owed to him as a result of his employment by the Company through the Separation Date, including any bonus or other incentive compensation, and any relocation assistance benefits.

9.Tax Consequences.  The Employee acknowledges that the Company has not made any representations to him about, and that he has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of any payment provided under this Agreement, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code.

10.Releases.

(a)(i) Except as otherwise expressly provided in this Agreement, the Employee, for himself and his heirs, executors, administrators, assigns, affiliates, successors and agents (collectively, the “Employee’s Affiliates”) hereby fully and without limitation releases and forever discharges the Company, its parents, affiliates, subsidiaries, predecessors, successors and each of their respective agents, representatives, shareholders, owners, officers, directors, employees, consultants, attorneys, auditors, accountants, successors and assigns (collectively, the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent (“Claims”), which the Employee or any of the Employee’s Affiliates has or may have or may claim to have against the Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the later of the Separation Date and the Effective Date, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to the recruitment, hiring, employment, remuneration, or separation of the Employee by any of the Releasees, the Employee’s tenure as an employee of the Company, any agreement or compensation arrangement between the Employee and the Company to the maximum extent permitted by law. The Employee specifically and expressly releases any Claims arising out of or based on: the Dodd-Frank Act; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; ERISA; any provision of the laws of California governing wages and hours; the California common law on fraud, misrepresentation, negligence, defamation, infliction of emotional distress or other tort, breach of contract or covenant, violation of public policy or wrongful separation; state or federal wage and hour laws; or any other state or federal law, rule or regulation dealing with the employment relationship.

(ii) The Company for itself and its parents, affiliates, subsidiaries and predecessors (the “Company Affiliates”) represents and agrees that as of the date this Agreement is signed it is not aware of any acts, omissions, conduct or factual basis for any Claims against Employee, and therefore, the Company on behalf of itself and the Company Affiliates further represents and agrees that it has no intention of pursing any Claim against the Employee.    Notwithstanding the foregoing, the parties agree that the representations provided for in this Section 10(a)(ii) exclude and do not apply to any Claims which are unknown as of the date this Agreement is signed.

(b)Governmental Agencies.  Notwithstanding the release of claims language set forth in this Section 10, nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency, nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

(c)Nothing contained in this Section 10 or any other provision of this Agreement shall release or waive any right that the Employee has to indemnification by the Company with respect to which the Employee may be eligible as provided in California Labor Code section 2802, any indemnification agreement signed by the Employee, or any other applicable source.

11.Waiver of Civil Code Section 1542.

(a)The Employee understands and agrees that the release provided herein extends to all Claims released above whether known or unknown, suspected or unsuspected.  The

Employee expressly waives and relinquishes any and all rights he may have under any law designed to prevent the waiver of unknown claims, such as California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

(b)It is the intention of the Employee through this Agreement to fully, finally and forever settle and release the Claims as set forth above.  In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such matters notwithstanding the discovery of any additional Claims or facts relating thereto.

12.Release of Federal Age Discrimination Claims by the Employee.  The Employee hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Company or any of the other Releasees regarding any actions which occurred prior to the Effective Date.

13.Rights Under the Older Workers Benefit Protection Act.  In accordance with the Older Workers Benefit Protection Act of 1990, the Employee hereby is advised of and acknowledges the following:

(a)The Employee has the right to consult with an attorney before signing this Agreement and is encouraged by the Company to do so;

(b)The Employee has been given twenty-one (21) calendar days after being presented with this Agreement to decide whether or not to sign this Agreement.  If the Employee signs this Agreement before the expiration of such period, the Employee does so voluntarily and after having had the opportunity to consult with an attorney; and

The Employee has seven (7) calendar days after signing this Agreement to revoke Sections 8, 10, 11 and 12 of this Agreement (collectively, the “Specified Sections”), which must be revoked in their entirety and as a group, and the Specified Sections of this Agreement (as a group) will not be effective until that revocation period has expired without exercise.  The Employee agrees that in order to exercise his right to revoke the Specified Sections of this Agreement within such seven (7) day period, he must do so in a signed writing delivered to the Company’s Vice President of Human Resources, Bee Nguyen, by email sent to: bnguyen@ultragenyx.com before the close of business on the seventh calendar day after he signs this Agreement.  If the Employee timely revokes the Specified Sections of this Agreement, he will not receive any portion of the Severance Payments or other benefits under this Agreement.

14.Confidentiality of Agreement.  After the execution of this Agreement by the Employee, neither the Employee, his attorney, nor any person acting by, through, under or in concert with them, shall disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the foregoing shall not prevent such disclosures by the Employee to his attorney, tax advisors and/or his spouse, or as may be required by law.  The Company agrees that it will not disclose the terms of or amount paid under this Agreement to any individual or entity who does not have a legitimate business need to know; provided, however, that the foregoing shall not prevent such disclosures by the Company as may be required by law, including without limitation, pursuant to any rule or regulation by the Securities and Exchange Commission.

15.No Filings.  The Employee warrants that as of the date of execution of this Agreement, he has not commenced, filed, participated in, offered testimony, or assisted any investigation, hearing, or proceeding (including any whistleblower proceeding) before any federal, state, or local government agency relating to the Company.  In addition, to the maximum extent permitted by law, the Employee agrees that if any lawsuits or claims, charges or complaints are made against the Company or the other Releasees with any local, state or federal agency or court in whole or in part on his behalf, the Employee shall not be entitled to recover any individual monetary relief or other individual remedies, and that, if any such agency or court ever assumes jurisdiction over any such lawsuit, claim, charge or complaint and/or any agency purports to bring any legal proceeding, in whole or in part, on behalf of the Employee based upon events occurring prior to the execution of this Agreement, the Employee will request such agency or court to withdraw from and/or to dismiss the lawsuit, claim, charge or complaint with prejudice.  The Employee further warrants that he has disclosed, or will disclose prior to the execution of this Agreement, any and all known or suspected violations of law.  Such disclosure must include how he has firsthand knowledge of the known or suspected violation.  If the Employee previously reported such known or suspected violation, such disclosure must also include who the violation was previously reported to and how such violation has not been cured.  The Employee also agrees that to the maximum extent allowed by law he will not induce, encourage, solicit or assist any other person or entity to file or pursue any proceeding of any kind against the Company or the other Releasees or voluntarily appear or invite a subpoena to testify in any such legal proceeding.  This Section 15 shall not prohibit the Employee from challenging the validity of the ADEA release in Section 12 of this Agreement.

16.Confidential and Proprietary Information.

(a)The Employee acknowledges that during the course of or related to his employment with the Company he was provided access to certain confidential and/or proprietary information regarding the Company and its business that is not generally known outside of the Company and that would not otherwise have been provided to him (collectively, “Confidential and Proprietary Information”).  Confidential and Proprietary Information includes, without limitation, the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): legal strategies and advice; trade secrets; inventions; processes; formulae; programs; technical data; financial information; research and product development; marketing and advertising plans and strategies; customer identities, lists, and confidential information about customers and their buying habits; confidential information about prospects, suppliers, distributors, vendors, and key employees; personal information relating to the Company’s employees; mailing and email lists; and any other confidential, proprietary and or attorney-client privileged information relating to the Company or its business.   The Employee agrees that the Confidential and Proprietary Information is the sole property of the Company.  The Employee further agrees that he will not disclose to any person or use any such Confidential and Proprietary Information without the written consent of the Company’s General Counsel.  If the Employee is served with a deposition subpoena or other legal process calling for the disclosure of Confidential and Proprietary Information, or if he is contacted by any third person requesting such information, he will notify the Company’s General Counsel as soon as is reasonably practicable after receiving notice and will cooperate with the Company in preventing or minimizing the disclosure thereof.  The Employee acknowledges that certain rights and obligations set forth in the Employee’s Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) extend beyond the Separation Date.  In the event that any provision of this Section 16(a) or any other provision of this Agreement conflicts with the Confidential Information Agreement, the terms and provisions of the section(s) providing the greatest protection to the Company shall control.

(b)The Employee represents and warrants that he has returned all files, customer lists, financial information, mobile devices, computers (and related passwords), and other property of the Company that were in his possession or control without retaining either electronically stored or physical copies thereof.

(c)Notwithstanding the confidentiality obligations set forth in this Section 16 or elsewhere in this Agreement, the Employee understands that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Employee further understands that if a court of law or arbitrator determines that he misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Section 16(c), then the Company may be entitled to an award of exemplary damages and attorneys' fees against him.

17.Remedies.  The Employee acknowledges that any misappropriation or misuse of trade secrets or unauthorized disclosure of Confidential and Proprietary Information of the Company, and any violation of Sections 14 and 16 of this Agreement, will result in irreparable harm to the Company, and therefore, the Company shall, in addition to any other remedies, be entitled to immediate injunctive relief.  In the event of a breach of any provision of this Agreement by the Employee, including Sections 14 and 16, the Company shall, without excluding other remedies available to them, be entitled to an award in an amount equal to the Severance Payments paid to him as of the date of such breach and the Company shall be excused from making any Severance Payments that have not yet been paid.

18.Cooperation Clause.  The Employee agrees to cooperate with the Company’s and its counsel’s reasonable requests for information or assistance, including related to any Company internal investigation or review of compliance, legal or any other issues, response to any lawfully served civil or criminal subpoenas, and defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which the Employee was engaged in employment with the Company.  The Company agrees to reimburse

Employee for any reasonable expenses incurred by Employee in connection with such cooperation as long as the parties have discussed and agreed upon the expense before it is incurred.   Employee may retain independent counsel of its choice, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld. Except as required by law, or authorized in advance by the Company’s General Counsel, the Employee will not communicate, directly or indirectly, with any third party, including any person or representative of any group of people or entity who is suing or has indicated that a legal action against the Company or any of its directors or officers is being contemplated, concerning the operations of the Company or the legal positions taken by the Company.  Except as required by law, if asked about any such individuals or matters, the Employee shall say: “I have no comment,” and shall direct the inquirer to the Company’s General Counsel.  The Employee acknowledges that any violation of this Section 18 will result in irreparable harm to the Company and will, in addition to other available remedies, shall be entitled to immediate injunctive relief and to an award in an amount equal to the Severance Payments paid to him as the date of such breach, and the Company shall be excused from making any Severance Payments that have not yet been paid.

19.Non-disparagement; Reference Checks.  Except as required by law, the Employee agrees not to disparage or otherwise publish or communicate derogatory statements about the Company and any director, officer or employee and/or the products and services of the Company to any third party.  Except as required by law, the Company agrees that its current directors and officers shall not disparage or otherwise publish or communicate derogatory statements about the Employee to any third party.  The Employee shall direct all prospective employers desiring a reference check to the Company’s Vice President of Human Resources, Bee Nguyen, who will only provide the Employee’s dates of employment and last position held and indicate that it is the Company’s policy to only provide such information for reference checks.

20.Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any amount paid to Employee pursuant to the this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

21.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

22.Arbitration.  The parties hereto agree that any future dispute of any nature whatsoever between them, including, but not limited to, any claims of statutory violations, contract or tort claims, or claims regarding any aspect of this Agreement, its formation, validity, interpretation, effect, performance or breach, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Dispute”) will be submitted to arbitration in Marin County, California, unless the parties agree to another location, before an experienced employment arbitrator licensed to practice law in California and selected in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”),

unless the parties agree to a different arbitrator, as the exclusive remedy for any such Arbitrable Dispute. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any Arbitrable Dispute by any method other than said arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action. This Section 22 shall not restrict actions for equitable relief by the Company for violation of Sections 14, 16, 18 and 19 of this Agreement.

23.Dispute-Related Attorneys’ Fees.  Except as otherwise provided herein, in any arbitration or other proceeding between the parties arising out of or in relation to this Agreement, including any purported breach of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees.

24.Non-Admission of Liability.  The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.

25.Severability.  If any one or more of the provisions contained herein (or parts thereof), or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that all of the rights and privileges shall be enforceable to the fullest extent permitted by law.

26.Entire Agreement.  This Agreement represents the sole and entire agreement among the parties, and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions among the parties with respect to the subject matters contained herein, including the Employment Agreement.

27.Waiver.  No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

28.Amendment.  This Agreement may be modified or amended only if such modification or amendment is agreed to in writing and signed by duly authorized representatives of the parties hereto, which writing expressly states the intent of the parties to modify this Agreement.

29.Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original as against any party that has signed it, but all of which together will constitute one and the same instrument.

30.Assignment.  This Agreement inures to the benefit of and is binding upon the Company and its successors and assigns, but the Employee’s rights under this Agreement are not assignable, except to his estate.

31.Notice.  All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered; (b) if sent by email; or (c) if mailed by overnight or by first class, certified or registered mail, postage prepaid, return receipt requested, and properly addressed as follows:

If to the Employee:	Wladimir Hogenhuis, M.D. [***]
[***]
Email: [***]

If to the Company:	Ultragenyx Pharmaceutical Inc.

Attn:  General Counsel
60 Leveroni Court

Novato, CA 94949
Email: kparschauer@ultragenyx.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided above.  Notice will conclusively be deemed to have been given when personally delivered (including, but not limited to, by messenger or courier); or if given by mail, on the third day after being sent by first class, certified or registered mail; or if given by Federal Express or other similar overnight service, on the date of delivery; or if given by email during normal business hours on a business day, when confirmation of transmission is indicated by the sender’s machine; or if given by email at any time other than during normal business hours on a business day, the first business day following when confirmation of transmission is indicated by the sender’s machine.  Notices, requests, demands and other communications delivered to legal counsel of any party hereto, whether or not such counsel shall consist of in-house or outside counsel, shall not constitute duly given notice to any party hereto.

EACH OF THE PARTIES ACKNOWLEDGES THAT HE/IT HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT, AND THAT IT INCLUDES A WAIVER OF THE RIGHT TO A TRIAL BY JURY, AND, WITH RESPECT TO THE EMPLOYEE,  HE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.

“Employee”	/s/ Wladimir Hogenhuis, M.D. Wladimir Hogenhuis, M.D.
Dated: November 22, 2019

“Company”	ULTRAGENYX PHARMACEUTICAL INC.
By: Emil D. Kakkis, M.D., Ph.D.
Name: Emil D. Kakkis, M.D., Ph.D.
Title: CEO
Dated: November 22, 2019